EXHIBIT 2.4

MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES BUREAU OF COMMERCIAL SERVICES
Date Received	(FOR BUREAU USE ONLY)

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name
Gordon R. Lewis; Warner Norcross & Judd LLP
Address
900 Fifth Third Center, 111 Lyon St., N.W.
City	State	Zip Code
Grand Rapids	MI	49503	Effective Date:
Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.

RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:
1.	The present name of the corporation is:
Professionals Direct, Inc.
2.	The identification number assigned by the Bureau is:	436-992

3.	All former names of the corporation are: MLM Holdings, Inc.

4.	The date of filing the original Articles of Incorporation was:	December 16, 1996

The attached Amended and Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation.

5.

COMPLETE SECTION (a) IF THE RESTATED ARTICLES WERE ADOPTED BY THE UNANIMOUS CONSENT OF THE INCORPORATOR(S) BEFORE THE FIRST MEETING OF THE BOARD OF DIRECTORS; OTHERWISE, COMPLETE SECTION (b). DO NOT COMPLETE BOTH.

a.

These Restated Articles of Incorporation were duly adopted on the _____________ day of ___________________________ , __________________ , in accordance with the provisions of Section 642 of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors.

Signed this _________________ day of __________________________ , _______________

(Signatures of Incorporators; Type or Print Name Under Each Signature)

b.	☒	These Restated Articles of Incorporation were duly adopted on the 11th day of June , 2002 in accordance with the provisions of Section 642 the Act and: (check one of the following)of

☐

were duly adopted by the Board of Directors without a vote of the shareholders. These Restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Articles of Incorporation as heretofore amended and there is no material discrepancy between those provisions and the provisions of these Restated Articles.

		☒	were duly adopted by the shareholders. The necessary number of shares as required by statute were voted in favor of these Restated Articles.

☐

were duly adopted by the written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

		☐	were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

		☐	by consents given by electronic transmissions in accordance with Section 407(3).

Signed this 11th day of June , 2002

By:	/s/ Stephen M. Tuuk
(Signature of an authorized officer or agent)

Stephen M. Tuuk
(Type or Print Name)

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PROFESSIONALS DIRECT, INC.

ARTICLE I

          The name of the Corporation is

PROFESSIONALS DIRECT, INC.

ARTICLE II

          The purpose or purposes for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Act.

ARTICLE III

          The total authorized shares of the Corporation shall be 5,500,000 consisting of 5,000,000 shares of common stock, without par value and 500,000 shares of preferred stock without par value. The preferred shares of stock may be issued by resolution of the Board of Directors, and shall have such other rights and preferences provided for in such resolution.

ARTICLE IV

          The address (which is the mailing address) of the current registered office of the Corporation is 161 Ottawa Avenue, N.W., Grand Rapids, Michigan 49503.

          The name of the current registered agent is Stephen M. Tuuk.

ARTICLE V

          Section 1. The management and conduct of the business of the Corporation shall be vested in a Board of Directors, which shall consist of such number of directors as shall be fixed from time to time by resolution adopted by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, but shall not be less than five (5) nor more than twenty-five (25).

          Section 2. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of shareholders in 2003; each initial director in Class II shall hold office until the annual meeting of shareholders in 2004; and each initial director in Class III shall hold office until the annual meeting of shareholders in 2005.

          Section 3. In order for a person to qualify to hold the office of director of this Corporation, each candidate shall be nominated according to the procedures described below. These shall be the only methods for nomination of candidates for director of this Corporation.

          (1)          Nominations of candidates for election for directors of this Corporation at any annual meeting of shareholders of this Corporation or at any special meeting of shareholders called for election of directors (an "Election Meeting") may only be made by the Board of Directors or by a shareholder of record as provided in this Section.

          (2)          Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of the directors in lieu of a meeting, prior to the Election Meeting, and such nominations shall be reflected in the minute books of this Corporation as of the date made.

          (3)          Any shareholder who intends to make a nomination at the Election Meeting shall deliver, not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than seven (7) days following the date of notice of the meeting in the case of a special meeting, a notice to the Secretary of this Corporation setting forth: (a) the name, age, business address, and residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of capital stock of this Corporation which are beneficially owned by each such nominee; (d) a statement that each such nominee is willing to be nominated; and (e) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

          (4)          If the chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void and, upon the chairman's instruction, all votes cast in favor of a person so nominated shall be disregarded.

          Section 4. Any director may be removed from office at any time, but only for cause, and only if the existence of cause is determined and if removal is approved as set forth in this Section.

          (1)          Except as may be provided otherwise by law, cause for removal shall exist only if: (a) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such director has been adjudicated by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of his or her duty to this Corporation in a matter of substantial importance to this Corporation and such adjudication is no longer subject to direct appeal; (c) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his or her ability as a director of this Corporation; (d) such director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties; or (e) such director's removal is required or recommended by the Michigan Office of Financial and Insurance Services or its successor.

          (2)          The existence of cause for removal, as cause is defined in (a) or (b) above, shall first be determined by vote of a majority of the total number of directors. The existence of cause for removal, as cause is defined in (c), (d) or (e) above, shall first be determined by vote of at least seventy-five percent (75%) of the total number of directors.

          (3)          Following a determination of the existence of cause for removal in accordance with Section 4(2) of this Article, removal of a director shall be effective upon the affirmative vote of the holders of a majority of the shares of this Corporation then entitled to vote at a duly convened annual or special meeting of shareholders called and held for that purpose.

          Section 5. Any vacancy occurring in the Board of Directors caused by resignation, removal, death, disqualification or other incapacity, and any newly created directorships resulting from an increase in the number of directors, shall be filled by a majority vote of directors then in office, whether or not a quorum. Each director chosen to fill a vacancy or a newly created directorship shall hold office until the next election by the shareholders of the class of directors to which the director shall have been appointed, and until his or her successor is elected and qualified. When the number of directors is changed, any newly created or eliminated directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as possible. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

          A director of the Corporation shall not be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following:

(a)	The amount of a financial benefit received by a director to which he or she is not entitled.

(b)	Intentional infliction of harm on the Corporation or the shareholders.

(c)	A violation of Section 551 of the Michigan Business Corporation Act (the "Act").

(d)	An intentional criminal act.

          Any repeal, amendment or other modification of this Article VI shall not adversely effect any right or protection of a director of the Corporation existing at the time of such repeal, amendment or other modification. If the Act is amended after this Article VI becomes effective to authorize corporate action further eliminating or limiting personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the Act as so amended.

ARTICLE VII

          The Corporation shall indemnify any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director or officer, or is or was serving at the request of the Corporation in another capacity, to the fullest extent permitted by law. The Corporation shall further indemnify directors and officers, and may indemnify persons who are not directors or officers, to the extent authorized by the Bylaws of this Corporation, resolution of the Board of Directors, or any contractual agreement authorized by the Board of Directors. Any change in the Michigan Business Corporation Act, these Articles of Incorporation, or the Bylaws that reduces the scope of indemnification shall not apply to any action or omission that occurs before the change.

ARTICLE VIII

          Section 1. The Board of Directors shall not approve, adopt, or recommend any proposal of any party other than this Corporation to make a tender or exchange offer for any equity security of this Corporation, or to engage in any Business Reorganization, as defined in this Article, unless and until it shall have first evaluated the proposal as required by this Article.

          Section 2. The Board of Directors shall first determine, in its judgment, that the proposal would be in substantial compliance with all applicable laws. In evaluating a proposal to determine whether it would be in substantial compliance with law, the Board of Directors shall consider all aspects of the proposal, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the proposal, and the effects and consequences of the proposal, if consummated, in light of the laws of the United States of America, the State of Michigan, and any other affected states. In connection with this evaluation, the board may seek and rely upon the opinion of legal counsel, and may test the legality of the proposed offer in any state, federal, or foreign court, or before any state, federal, or foreign administrative agency, which may have jurisdiction. If the Board of Directors determines, in its judgment, that a proposal would be in substantial compliance with all applicable laws, the Board of Directors shall then evaluate the proposal and determine whether the proposal is in the best interest of this Corporation and its shareholders. The Board of Directors shall not approve, adopt, or recommend any such proposal unless it determines that, in its judgment, such proposal would be in the best interests of this Corporation and its shareholders.

          Section 3. In evaluating a proposed offer to determine whether it would be in the best interests of this Corporation and its shareholders, the Board of Directors may, in exercising its judgment, consider all factors which it deems relevant including, without limitation:

                    (1)          The fairness of the consideration to be received by this Corporation and its shareholders under the proposed offer, taking into account the apparent value of this

Corporation's stock immediately prior to the announcement of the proposed offer, the historical value of this Corporation's stock, the price that might be achieved in a negotiated sale of this Corporation as a whole, premiums over the trading price of their securities in transactions which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of this Corporation;

                    (2)          The possible social and economic impact of the proposed offer and its consummation on this Corporation and its subsidiaries and their employees, customers, and policyholders;

                    (3)          The possible social and economic impact of the proposed offer and its consummation on the communities in which this Corporation and its subsidiaries operate or are located;

                    (4)          The business, financial condition, safety, soundness, and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

                    (5)          The competence, experience, and integrity of the offering party and its management; and

                    (6)          The intentions of the offering party regarding the use of the assets of this Corporation to finance the transaction.

          Section 4. For purposes of this Article, the term "Business Reorganization" shall mean:

                    (1)          Any merger or consolidation of this Corporation with or into another entity;

                    (2)          Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of substantially all of the assets of this Corporation;

                    (3)          Any liquidation or dissolution of this Corporation;

                    (4)          Any reorganization, recapitalization or other transaction which would result in a change of control of this Corporation; or

                    (5)          Any transactions, or series of related transactions having, directly or indirectly, the same effect as any of the foregoing, or any agreement, contract, or other arrangement providing for any of the foregoing.

ARTICLE IX

          Except as otherwise provided by law or these Articles of Incorporation:

                    (1)          No matter may be presented for shareholder action at an annual or special meeting of shareholders unless such matter is: (a) specified in the notice of the meeting (or any supplement to the notice) given by or at the direction of the Board of Directors; (b) presented at the meeting by or at the direction of the Board of Directors; (c) properly presented for action at the meeting by a shareholder of record in accordance with the notice provisions set forth in this Article and any other applicable requirements; or (d) a procedural matter presented, or accepted for presentation, by the Chairperson of the meeting in the Chairperson's sole discretion.

                    (2)          For a matter to be properly presented by a shareholder for action at a meeting of shareholders, the shareholder must be a shareholder of record and must have given timely notice of the shareholder's intention to present the matter for action at the meeting in writing to the Secretary of the Corporation. To be timely, the notice must be delivered to, or mailed to and received at, the office of the Secretary of the Corporation not less than 120 calendar days prior to the date corresponding to the date on which the Corporation's proxy statement or notice of meeting was first released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless the Corporation did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), or not more than seven (7) days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. The notice by the shareholder must set forth: (a) a brief description of the matter the shareholder desires to present for shareholder action; (b) the name and record address of the shareholder proposing the matter for shareholder action; (c) the class and number of shares of stock of the Corporation that are beneficially owned by the shareholder; (d) any material interest of the shareholder in the matter proposed for shareholder action; and (e) the exact text of any resolution the shareholder proposes to present for action at the meeting.

ARTICLE X

          Except as otherwise provided in the Act, these Articles of Incorporation or the Bylaws, each outstanding share of common stock is entitled to one (1) vote on each matter submitted to a vote. Voting rights pertaining to the shares of the Corporation shall not be affected by the provisions of the Michigan Business Corporation Act, MCL 450.1790 et. seq., regarding "Control Share Acquisitions" and the voting rights of all shares of the same class shall be identical, irrespective of the method by which the shares are acquired. A vote may be cast either orally or in writing. Any action to be taken by vote of the shareholders, other than election of directors, shall be authorized by the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote on the action at a meeting in which a quorum is present, unless a greater vote is required by these Articles of Incorporation, the Bylaws or law.

ARTICLE XI

          When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this

Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class or creditors, or of the shareholders or class of shareholders, to be affected by the proposed compromise or arrangement or reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders, and also on this Corporation.

ARTICLE XII

          No amendment to these Articles of Incorporation shall alter, modify, or repeal any or all of the provisions of Article V, VI, VII, VIII, IX or this Article XII of these Articles of Incorporation unless such amendment is adopted by the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of common stock of the Corporation entitled to vote thereon (or such lesser percentage as shall have voted in favor of adoption of these Amended and Restated Articles of Incorporation); provided, however, that this paragraph shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any amendment, alteration, modification, or repeal which has first been approved by (i) an affirmative vote of at least fifty percent (50%) of the entire Board of Directors, and (ii) the affirmative vote of fifty percent (50%) of the Continuing Directors. "Continuing Director" means a member of the Board of Directors who was either first elected or appointed as a director prior to the date that this Article XII became effective, or subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

ARTICLE XIII

          Any transaction which would result in a Business Combination (as that term is defined in the Michigan Business Corporation Act, Chapter 7A, MCL 450.1776 et. seq.) shall be subject to the approvals and requirements of Chapter 7A, including the vote required by MCL 450.1780, regardless of whether an exemption from Chapter 7A would otherwise be applicable.

ARTICLE XIV

          The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of this Corporation. Such action may be taken by written consent or at any meeting of the Board of Directors upon the affirmative vote of a majority of the Board of Directors.